                                                                     EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               AMIS HOLDINGS, INC.
                                    * * * * *

                                    ARTICLE 1

         The name of the Corporation is AMIS Holdings, Inc.

                                    ARTICLE 2

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DELAWARE LAW").

                                    ARTICLE 4

         The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK").

         The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

                                    ARTICLE 5

         Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

                                    ARTICLE 6

         The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

                                    ARTICLE 7

         Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                                    ARTICLE 8

         (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         (2)      (a)      Each person (and the heirs, executors or
administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE 8 shall be a contract right.

                  (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

         (4) The rights and authority conferred in this ARTICLE 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (5) Neither the amendment nor repeal of this ARTICLE 8, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE 8 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

                                    ARTICLE 9

         Special meetings of the stockholders may be called by the Board of Directors or the Chairman of the Board of Directors or by the Secretary of the Corporation pursuant to the bylaws and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE 4 hereto, special meetings of holders of such Preferred Stock.

                                   ARTICLE 10

         The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE 8, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

                                   ARTICLE 11

         The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name by its duly authorized officers.

Dated: ________________, 2003

                                                 AMIS Holdings, Inc.

                                                 By: ___________________________
                                                      Name:  Christine King
                                                      Title: President

                                                 By: ___________________________
                                                     Name:  Brent D. Jensen
                                                     Title: Secretary